Exhibit 99.3
Matthew Clark (Holdings) Limited
Consolidated Financial Statements
For the year ended 28 February 2010

Contents

Report of Independent Registered Public Accounting Firm	1
Consolidated Profit and Loss Account	2
Consolidated Balance Sheet	3
Consolidated Cash Flow Statement	4
Consolidated Reconciliation of Movements in Shareholders’ Funds	5
Notes	6

Report of Independent Registered Public Accounting Firm
The Board of Directors
Matthew Clark (Holdings) Limited:
We have audited the accompanying consolidated balance sheet of Matthew Clark (Holdings) Limited and subsidiaries (the Group) as of 28 February 2009, and the related consolidated profit and loss account, consolidated cash flow statement, and consolidated reconciliation of movements in shareholders’ funds for the year then ended. These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Group as of 28 February 2009, and the results of its operations and its cash flows for the year then ended, in conformity with generally accepted accounting principles in the United Kingdom.
Accounting principles generally accepted in the United Kingdom vary in certain significant respects from U.S. generally accepted accounting principles. Information relating to the nature and effect of such differences is presented in notes 28 and 29 to the consolidated financial statements.
/s/ KPMG LLP
Bristol, United Kingdom
May 28, 2009

Consolidated Profit and Loss Account
for the year ended 28 February 2010

		Unaudited		Unaudited
		2010	2009	2008
	Note	£000	£000	£000
Turnover	3	637,843	580,803	492,465

Cost of sales		(554,849)	(500,848)	(419,701)

Gross profit		82,994	79,955	72,764

Distribution costs		(34,478)	(32,611)	(24,363)
Administration expenses		(38,245)	(68,295)	(38,540)

Operating profit/(loss)	5	10,271	(20,951)	9,861

Interest payable and similar charges	8	(2,394)	(3,760)	(3,682)

Profit/(loss) on ordinary activities before taxation	5-7	7,877	(24,711)	6,179

Tax on profit/(loss) on ordinary activities	9	(2,807)	(2,545)	(3,239)

Profit/(loss) for the financial year	18	5,070	(27,256)	2,940

There were no recognised gains or losses other than those shown above.
All results arose from continuing operations.
The notes on pages 6 to 40 form part of these financial statements.

Consolidated Balance Sheet
at 28 February 2010

		Unaudited
		2010		2009
	Note	£000	£000	£000	£000
Fixed assets
Intangible fixed assets	10		25,877		27,391
Tangible fixed assets	11		8,109		8,780

			33,986		36,171

Current assets
Stocks	12	29,657		33,461
Debtors (£1,579,000 of which due greater than one year; 2009: £1,803,000)	13	73,135		79,824
Cash at bank and in hand		2,944		5,229

		105,736		118,514

Creditors: amounts falling due within one year	14	(83,866)		(92,863)

Net current assets			21,870		25,651

Total assets less current liabilities			55,856		61,822

Creditors: amounts falling due after more than one year	15		(7,570)		(17,869)
Provisions for liabilities	16		(7,532)		(8,269)

Net assets			40,754		35,684

Capital and reserves
Called up share capital	17		—		—
Share premium	18		30,007		30,007
Acquisition reserve	18		441		441
Profit and loss account	18		10,306		5,236

Shareholders’ funds			40,754		35,684

The notes on pages 6 to 40 form part of these financial statements.

Consolidated Cash Flow Statement
for the year ended 28 February 2010

		Unaudited		Unaudited
		2010	2009	2008
	Note	£000	£000	£000
Cash flow statement

Cash flow from operating activities	23	19,291	17,287	3,588
Returns on investments and servicing of finance	24	(1,844)	(3,158)	(3,113)
Taxation		(2,735)	(2,345)	(1,087)
Capital expenditure and financial investment	24	(824)	(1,295)	(890)
Acquisitions and disposals	24	—	—	(67,822)

Cash inflow/(outflow) before management of liquid resources and financing		13,888	10,489	(69,324)

Financing	24	(16,173)	(7,702)	71,766

(Decrease)/increase in cash in the year		(2,285)	2,787	2,442

Reconciliation of net cash flow to movement in net debt

(Decrease)/increase in cash in the year		(2,285)	2,787	2,442

Cash outflow/(inflow) from debt financing		16,173	7,702	(41,758)

Change in net debt resulting from cash flows		13,888	10,489	(39,316)

Movement in net debt in the year resulting from cash flows		13,888	10,489	(39,316)
Non-cash movement in net debt in the year		(199)	(197)	—
Net debt at the start of the year		(29,024)	(39,316)	—

Net debt at the end of the year	25	(15,335)	(29,024)	(39,316)

The notes on pages 6 to 40 form part of these financial statements.

Consolidated Reconciliation of Movements in Shareholders’ Funds
for the year ended 28 February 2010

	Unaudited		Unaudited
	2010	2009	2008
	£000	£000	£000
Profit/(loss) for the financial year	5,070	(27,256)	2,940

New share capital subscribed (net of issue costs)	—	—	30,007
Fair value of non-cash consideration on acquisition (see note 22)	—	—	29,993

Net increase/(decrease) to shareholders’ funds	5,070	(27,256)	62,940

Opening shareholders’ funds	35,684	62,940	—

Closing shareholders’ funds	40,754	35,684	62,940

The notes on pages 6 to 40 form part of these financial statements.

Notes
(forming part of the financial statements)
1 Organisation
a) Inception
Matthew Clark (Holdings) Limited (‘the Company’) and subsidiary undertakings (collectively the ‘Group’), is a 50:50 joint venture between Punch Taverns (PGE) Limited, a wholly-owned subsidiary of Punch Taverns plc, and Hertford Cellars Limited, a wholly-owned subsidiary of Constellation Brands, Inc.
The Company was incorporated on 1 March 2007 under the name Dubwath Limited. On 17 April 2007 the Company acquired 100% of the shares of Matthew Clark Wholesale Limited, Forth Wines Limited and The Wine Studio Limited. On 15 August 2007 the Company changed its name to Matthew Clark (Holdings) Limited.
b) Nature of the business
The Group’s principal activity during the year has been that of wholesale wine and spirits merchants, operating in the UK.
The Group is a leading independent supplier of drinks to the on-premise licensed trade (‘the on trade’). Operating solely in the UK the Group supplies beverage, both alcoholic and non-alcoholic, to a wide variety of customers including pubs, bars, hotels, restaurants and leisure outlets.
The Group offers a comprehensive wholesale and distribution proposition to the UK on trade. Employing a 200-strong sales force the Group offers a complete next-day drinks solution to customers, both in the independent free trade sector and the large national multiple operators.
Focusing on the provision of wine and spirits the Group has established itself as the leading composite drinks supplier to the UK on trade.
The Group has placed itself in the market as the leading non-brewer owned distributor with scale and reach to supply the whole on trade market, from small independent outlets to the major national managed retail chains. The core specialism is the wine range together with a clear preferred brands strategy across the other major drinks sectors such as spirits and beer.
2 Basis of preparation
These non-statutory accounts do not constitute the Group’s statutory accounts for the years ended 28 February 2010, 28 February 2009 or 29 February 2008 but have been prepared in order to meet the SEC filing requirements of Constellation Brands, Inc. The latest statutory accounts of the Group were for the year ended 28 February 2010. These statutory accounts have been delivered to the Registrar of Companies (the auditors have reported on these statutory accounts; their report was unqualified and did not contain a statement under section 498(2) or (3) of the Companies Act 2006). The next statutory accounts of the Group will be prepared for the year ending 28 February 2011.
The financial statements have been prepared under the historical cost convention and in accordance with applicable United Kingdom Generally Accepted Accounting Practice (UK GAAP). A reconciliation to Generally Accepted Accounting Principles in the United States of America (US GAAP) in accordance with Item 18 in Form 20-F is included in notes 28 and 29 of these financial statements.
The financial statements have been prepared on a going concern basis, which assumes the Group will be able to meet its liabilities as they fall due, for the foreseeable future.
The Group’s funding is based on secured financing which is in place until April 2012 subject to banking covenants. The Directors have prepared cash flow forecasts covering the foreseeable future and while the nature of the Group’s business means that there can be unpredictable variation in the timing of cash flows, taking account of reasonably possible changes in the Group’s performance, the Director’s have concluded that the Group should be able to operate within the level of its current facilities.

Notes (continued)
2 Basis of preparation (continued)
In preparing those forecasts, the Directors have taken into account various risks and uncertainties. The principal areas of risk and uncertainty are the impact of the wider economic climate on the achievement of operating targets, in particular projected revenue and gross margins. In addition to these risks and uncertainties, the Group’s performance is also impacted by financial risks, interest rate risk and credit risk. The Directors have a documented policy in place to manage these risks.
After making enquiries, the Directors have a reasonable expectation that the Group has adequate resources to continue in operational existence for the foreseeable future. Accordingly, they continue to adopt the going concern basis in preparing the financial statements.
3 Accounting policies
For UK GAAP purposes the following accounting policies have been applied consistently in dealing with items which are considered material in relation to the Group statements. Where accounting policies differ under US GAAP, these are detailed in notes 28 and 29.
Except where noted below, the Directors believe that the fair values of the Group’s assets and liabilities are equal to their carrying values under UK GAAP.
Use of estimates
The preparation of the consolidated financial statements has required the Directors to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant items subject to such estimates and assumptions include the impairment of goodwill, useful lives of fixed assets, allowances for: doubtful debts, sales returns, customer loyalty schemes and promotional activity, the valuation of financial derivatives, going concern, deferred tax assets, fixed assets, inventory, notes receivable, provisions for employee benefit obligations, environmental liabilities, income tax uncertainties and other contingencies. The current economic environment has increased the degree of uncertainty inherent in those estimates and assumptions.
Basis of consolidation
The consolidated financial statements include the financial statements of Matthew Clark (Holdings) Limited and its subsidiary undertakings made up to 28 February 2010. The acquisition method of accounting has been adopted. Under this method, the results of subsidiary undertakings acquired or disposed of in the year are included in the consolidated profit and loss account from the date of acquisition or up to the date of disposal.
Turnover
Revenue from the sale of goods includes excise and import duties which the Group pays as principal but excludes amounts collected on behalf of third parties, such as value added tax. Sales are recognised depending upon individual customer terms at the time of despatch, delivery or some other specified point when the risk of loss transfers. Customer terms may include price agreements whereby the price for individual lines is determined by volumes sold in a given period. Directors’ judgement is exercised in determining the volume that is likely to be sold under each individual arrangement. This in turn determines the revenue that is recognised.
Provision is made for returns where appropriate. Sales are stated net of price discounts, allowances for customer loyalty and certain promotional activities and similar terms.

Notes (continued)
3 Accounting policies (continued)
Tangible fixed assets
Tangible fixed assets are stated at cost, net of depreciation and any provision for impairment. Depreciation is provided on all tangible fixed assets, other than freehold land, at rates calculated to write-off the cost, less estimated residual value, of each asset on a straight-line basis over its expected useful life, as follows:

Freehold buildings	—	between 33 to 50 years
Leasehold land and building	—	length of lease
Machinery, fixtures, fittings and vehicles	—	between 2 to 15 years
Computer equipment	—	between 3 to 5 years
Assets in course of construction are stated at cost, however no depreciation is provided until the asset is brought into use.
All depreciation is recognised in administration expenses.
Stocks/Inventories
Under UK GAAP stocks are measured at the lower of cost (including customs and excise duty where incurred), determined on a first-in-first-out basis, and net realisable value. Provision is made, as appropriate, for obsolete and slow moving stock.
Taxation
The charge for taxation is based on the result for the period and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes.
Deferred tax is recognised without discounting, in respect of all timing differences between the treatment of certain items for taxation and accounting purposes which have arisen but not reversed by the balance sheet date, except as otherwise required by FRS 19.
In assessing the Group’s liability for taxation, to the extent that there are matters which are uncertain, the Directors exercise their judgement based on past experience and correspondence with the UK tax authorities. The Group’s exposure to uncertain tax positions is evaluated and provision is made where this exposure is considered to be more likely than not to materialise.
Leases
Operating lease rentals are charged to the profit and loss account on a straight-line basis over the period of the lease.
Post-retirement benefits
Matthew Clark Wholesale Limited and Forth Wines Limited participate in the Constellation Europe Group Pension Plan which provides benefits based on final salary pensionable pay and is operated by Constellation Europe (Holdings) Limited (formerly Matthew Clark Limited) on behalf of Matthew Clark (Holdings) Limited for the benefit of its employees. Following the joint venture formation on 17 April 2007, the Joint Venture Agreement provided that the Company will procure that Matthew Clark Wholesale Limited and Forth Wines Limited shall pay £1,250,000 per annum for a period of 10 years to the Constellation Europe Group Pension Plan Trustees (see note 20). The amount is fixed at a Group level regardless of what the pension trust might request. Should the Trustees request additional amounts, these shall be refunded to the Company by Hertford Cellars Limited (a subsidiary of Constellation Brands, Inc.). Should the Trustees request a payment less than £1,250,000 then the difference shall be treated as a distribution from Matthew Clark Wholesale Limited and Forth Wines Limited to the Company.
For money purchase schemes, the amount charged to the profit and loss account in respect of pension costs is the contribution payable in the year. Differences between contributions payable in the year and contributions actually paid are shown as either accruals or prepayments in the balance sheet.

Notes (continued)
3 Accounting policies (continued)
Foreign currency
Transactions in foreign currencies are recorded using the rate of exchange ruling at the date of the transaction. Monetary assets and liabilities denominated in foreign currencies are translated using the rate of exchange ruling at the balance sheet date and the gains or losses on translation are included in the profit and loss account.
Goodwill
Purchased goodwill (representing the excess of the fair value of the consideration given over the fair value of the separable net assets acquired) arising on consolidation in respect of acquisitions is capitalised. Positive goodwill is amortised to nil by equal annual instalments over its estimated useful life of 20 years.
Goodwill is stated at cost less any impairment losses. The carrying amount of goodwill is reviewed at each balance sheet date to determine whether there is any indication of impairment. Goodwill is considered for impairment testing if objective evidence indicates that one or more events have had a negative effect on the estimated future cash flows. If any such indication exists, the recoverable amount of goodwill is estimated. An impairment loss is recognised whenever the carrying amount of goodwill exceeds its recoverable amount. Impairment losses are recognised in the profit and loss account. The recoverable amount of goodwill is the greater of the fair value less costs to sell and value-in-use. In assessing value-in-use, the estimated future cash flows are discounted to their present value using a post tax discount rate.
Trade debtors/Accounts receivable
Trade debtors are recorded at the invoiced amount (after deducting discounts). The Group maintains an allowance for doubtful accounts for estimated losses inherent in its accounts receivable portfolio. In establishing the required allowance, the Directors consider historical losses adjusted to take into account current market conditions and our customers’ financial condition, the amount of receivables in dispute, and the current receivables ageing and current payment patterns. The Group reviews its allowance for doubtful accounts monthly. Balances over 90 days are reviewed individually for likelihood of collection. The Group does not have any off balance sheet credit exposure relating to its customers.
Cash and liquid resources
Cash, for the purpose of the cash flow statement, comprises cash in hand less overdrafts payable on demand.
Financial instruments
The Group has a bank loan facility, the interest upon which is variable, depending on movements in interest rates. In order to manage this risk the Group has taken out an interest rate swap, whereby the Group pays interest at a fixed rate on its long-term borrowings and receives variable rate interest from the counterparty. The effect of this interest rate swap is not recognised until amounts are settled.
Share-based payments
Participation in the scheme that had operated within Matthew Clark Wholesale Limited and Forth Wines Limited (Constellation Brands, Inc. Long-Term Stock Incentive Plan) is no longer available to employees of the Group. The Group’s employees have not been awarded any new options under the Constellation Brands, Inc. Long-Term Stock Incentive Plan during the period since the formation of the joint venture, although those who held options prior to the formation of the joint venture are still entitled to hold those options and exercise those options.
As a result of the joint venture and resultant acquisition of Matthew Clark Wholesale Limited and Forth Wines Limited, the vesting of all options under the long-term incentive plan was accelerated such that all options were fully vested at 16 April 2007.
4 Segmental information
The Directors receive consolidated financial information for the Group upon which operating decisions are made. The Group has a single operating segment based upon its principal activity as a wholesaler of wines and spirits which is wholly undertaken in the United Kingdom.

Notes (continued)
5 Profit/(loss) on ordinary activities before taxation
Profit/(loss) on ordinary activities before taxation is stated after charging:

	Unaudited		Unaudited
	2010	2009	2008
	£000	£000	£000
Depreciation and amounts written off tangible fixed assets	1,495	1,419	1,126
Goodwill amortisation	1,514	3,149	2,886
Operating lease charges:
- plant and machinery	528	498	1,163
- vehicles	2,594	2,106	1,821
- land and buildings	3,140	3,702	3,247
Goodwill impairment (see note 10)	—	29,552	—
Bad debt expense	345	2,263	175

	Unaudited		Unaudited
	2010	2009	2008
	£000	£000	£000
Auditor’s remuneration:

Audit of the Group financial statements	30	28	23

Audit of the financial statements of subsidiary companies	53	50	51

Other services pursuant to legislation	—	—	70

	83	78	144

6 Remuneration of directors
The Directors received no remuneration from the Group in the period. The directors serve as statutory directors of Matthew Clark (Holdings) Limited as part of their wider role for the shareholders supervising the investment and business interests of their respective undertakings.
The Directors’ costs are borne by the controlling parties as disclosed in note 27.

Notes (continued)
7 Staff numbers and costs
The average number of persons employed by the Group (including Directors) during the year, analysed by category, was as follows:

	Unaudited		Unaudited
	2010	2009	2008
	No.	No.	No.
Selling and distribution	876	876	914
Administration	374	410	385

	1,250	1,286	1,299

The aggregate payroll costs of these persons were as follows:

	Unaudited		Unaudited
	2010	2009	2008
	£000	£000	£000
Wages and salaries	32,260	29,408	25,946
Social security costs	3,263	2,983	2,802
Other pension costs (see note 20)	932	872	705

	36,455	33,263	29,453

8 Interest payable and similar charges

	Unaudited		Unaudited
	2010	2009	2008
	£000	£000	£000
On bank loans and overdrafts	1,844	3,158	3,114
Accretion of pension liability (see note 16)	550	602	568

	2,394	3,760	3,682

Notes (continued)
9 Taxation

	Unaudited		Unaudited
	2010	2009	2008
Analysis of charge in year	£000	£000	£000
UK corporation tax	2,637	2,113	2,935
Adjustment in respect of prior years	(58)	(162)	—

Total current tax	2,579	1,951	2,935

Deferred tax (see note 13)
Origination and reversal of timing differences	167	418	111
Capital allowances in excess of depreciation	37	47	176
Adjustments in respect of prior years	24	129	—
Rate change to 28%	—	—	17

Total deferred tax	228	594	304

Tax on profit/(loss) on ordinary activities	2,807	2,545	3,239

Factors affecting the tax charge for the current year
The differences between the total current tax shown above and the amount calculated by applying the standard rate of UK corporation tax to the profit/(loss) before taxation, is as follows:

	Unaudited		Unaudited
	2010	2009	2008
	£000	£000	£000
Current tax reconciliation
Profit/(loss) on ordinary activities before taxation	7,877	(24,711)	6,179

Current tax at the standard rate of corporation tax in the UK 28% (2009: 28.17%; 2008 unaudited: 30%)	2,205	(6,961)	1,854
Effects of:
Expenses not deductible for tax purposes	636	9,539	1,146
Capital allowances in excess of depreciation	(37)	(47)	(176)
Origination and reversal of timing differences	(167)	(418)	111
Adjustments in respect of prior years	(58)	(162)	—

Total current tax charge	2,579	1,951	2,935

Notes (continued)
10 Intangible fixed assets

2009
Goodwill £000
Cost
At beginning and end of year	62,978

Amortisation and impairment
At beginning of year	2,886
Charged in year	3,149
Impairment charge	29,552

At end of year	35,587

Net book value
At 28 February 2009	27,391

2010
Unaudited	Goodwill £000
Cost
At beginning and end of year	62,978

Amortisation and impairment
At beginning of year	35,587
Charged in year	1,514

At end of year	37,101

Net book value
At 28 February 2010	25,877

The Directors consider each acquisition separately for the purpose of determining the amortisation period of any goodwill that arises. Goodwill is amortised over a period of 20 years.
In the financial year ended 28 February 2009 an impairment of £29,552,000 was identified and charged to the profit and loss account.
This reflected the identification of impairment indicators surrounding the future cash flows expected to be realised through the Group’s investments. The estimated cash flows were less than the carrying value by £29,552,000. This resulted in the above impairment being booked within administration expenses in the profit and loss account. The future cash flows were discounted using a pre-tax discount rate of 12.8%.

Notes (continued)
11 Tangible fixed assets

		2009	2009
	2009	Assets in	Machinery,	2009
	Land and	course of	fixtures, fittings	Computer	2009
	buildings	construction	and vehicles	equipment	Total
	£000	£000	£000	£000	£000
Cost
At beginning of year	2,009	68	935	7,018	10,030
Additions	214	892	30	159	1,295
Disposals	—	—	(27)	—	(27)

At end of period	2,223	960	938	7,177	11,298

Depreciation
At beginning of year	101	—	112	913	1,126
Charge for year	212	—	128	1,079	1,419
Disposals	—	—	(27)	—	(27)

At end of period	313	—	213	1,992	2,518

Net book value
At 28 February 2009	1,910	960	725	5,185	8,780

		2010	2010
	2010	Assets in	Machinery,	2010
	Land and	course of	fixtures, fittings	Computer	2010
	buildings	construction	and vehicles	equipment	Total
Unaudited	£000	£000	£000	£000	£000
Cost
At beginning of year	2,223	960	938	7,177	11,298
Additions	153	541	34	96	824
Transfers	—	(1,341)	—	1,341	—

At end of period	2,376	160	972	8,614	12,122

Depreciation
At beginning of year	313	—	213	1,992	2,518
Charge for year	254	—	119	1,122	1,495

At end of year	567	—	332	3,114	4,013

Net book value
At 28 February 2010	1,809	160	640	5,500	8,109

Freehold land and buildings includes £110,000 (2009: £110,000) in respect of land which is not depreciated.
All depreciation is recognised in administration expenses.

Notes (continued)
12 Stocks

	Unaudited
	2010	2009
	£000	£000
Finished goods and goods for resale	29,657	33,461

13 Debtors

	Unaudited
	2010	2009
	£000	£000
Trade debtors	62,794	66,555
Deferred tax assets	1,643	1,871
Other debtors	6,573	10,318
Prepayments and accrued income	2,125	1,080

Debtors	73,135	79,824

Deferred tax assets include a long-term balance of £1,579,000 (2009: £1,803,000).
The movement on the deferred tax account during the year has been as follows:

	Unaudited
	2010	2009
	£000	£000
At the start of year	1,871	2,465
Charged to the profit and loss account (see note 9)	(228)	(594)

At end of year	1,643	1,871

The elements making up the deferred tax assets are:

Differences between accumulated depreciation and amortisation and capital allowances	(433)	(396)

Other timing differences, primarily relating to contracted payments to defined benefit scheme	2,076	2,267

	1,643	1,871

Notes (continued)
13 Debtors (continued)

	Unaudited
	2010	2009
	£000	£000
Customer debt	60,465	65,903
Related party debt – Punch Taverns plc	1,008	652
Related party debt – Constellation Europe Limited	1,321	—

Trade debtors	62,794	66,555

	Unaudited
	2010	2009
	£000	£000
Customer debt	6,573	8,061
Related party debt– Punch Taverns plc	—	2,257

Other debtors	6,573	10,318

Customer debt included within other debtors is comprised primarily of short-term supplier rebates.
14 Creditors: amounts falling due within one year

	Unaudited
	2010	2009
	£000	£000
Trade creditors	55,671	60,710
Corporation tax	1,298	1,454
Other creditors	8,523	10,645
Accruals and deferred income	7,665	3,670
Bank loan	5,709	16,384
Other loan	5,000	—

	83,866	92,863

	Unaudited
	2010	2009
	£000	£000
Amounts owed to suppliers	38,878	51,005
Amounts owed to related parties – Constellation Europe Limited	16,793	9,705

Trade creditors	55,671	60,710

Notes (continued)
14 Creditors: amounts falling due within one year (continued)

	Unaudited
	2010	2009
	£000	£000
Amounts owed to suppliers	8,523	9,604
Amounts owed to related parties – Constellation Europe Limited	—	1,041

Other creditors	8,523	10,645

The bank loan includes £5,500,000 (2009: £5,000,000) which is the portion of the bank loan referred to in note 15 which is due to be repaid within one year. Repayments on the loan are paid on a bi-annual basis. The bank loan also includes £209,000 (2009: £11,384,000) which is a floating loan secured on the Group’s trade debtor balances and capped at £45,000,000. Interest on this facility is based on Barclays Bank Base Rate + 0.9%. Interest of 0.45% is also charged on any amounts not utilised. The year-end weighted average interest rate on short-term borrowings is 1.3% (2009: 3.0%; 2008 unaudited: 6.7%).
Other loan comprises a loan note with a nominal value of £5,000,000 issued by Punch Taverns (PGE) Limited on 17 April 2007. The loan note is payable within 65 days of 17 April 2010. The loan note bears no interest.
15 Creditors: amounts falling due after more than one year

	Unaudited
	2010	2009
	£000	£000
Bank loans and overdrafts	7,570	12,869
Other loan	—	5,000

	7,570	17,869

The bank loan is repayable in bi-annual instalments of £2,500,000 until paid up to 2012 and is secured on the Group’s assets, excepting those trade debtors which provide security over the floating loan (see note 14). Interest is based on LIBOR + 1.0% (2009: LIBOR +1.25%).
All repayments on the bank loan are due within five years.
The bank loan referred to above is subject to the following covenants:
•	The ratio of Cashflow to Debt Service shall not be less than 1:1

•	The ratio of EBITDA to Finance Charges shall not be less than 4:1

•	The ratio of Total Debt to EBITDA shall not be less than 2.5:1

•	Capital expenditure shall not exceed 110% of the base case model

Notes (continued)
16 Provisions for liabilities

	2009
	Environmental	2009	2009	2009
	liabilities £000	Pensions £000	Property £000	Total £000
At beginning of year	198	8,193	658	9,049
Utilised during year	(198)	(1,250)	—	(1,448)
Charge to the profit and loss for the year	—	—	66	66
Accretion of discount	—	602	—	602

At 28 February 2009	—	7,545	724	8,269

	2010
	Environmental	2010	2010	2010
Unaudited	liabilities £000	Pensions £000	Property £000	Total £000
At beginning of year	—	7,545	724	8,269
Utilised during year	—	(1,250)	—	(1,250)
Charge to the profit and loss for the year	—	—	56	56
Released during the year	—	—	(93)	(93)
Accretion of discount	—	550	—	550

At 28 February 2010	—	6,845	687	7,532

Provisions for environmental liabilities in 2009 relate to the costs of remedial activity following an oil spillage and were utilised during the year ended 28 February 2009.
Pension provisions relate to the agreement made by the Group in relation to the Matthew Clark Pension Plan (see note 20).
Property provisions relate to a number of properties used in the Group’s business. They include amounts in respect of onerous rental expenses and dilapidations, for leases expiring between the balance sheet date and 2028.

Notes (continued)
17 Called up share capital

	Unaudited
	2010	2009
	£	£
Authorised
5,050 ‘A’ ordinary shares of £0.01 each	50.5	50.5
5,050 ‘B’ ordinary shares of £0.01 each	50.5	50.5

	101	101

	Unaudited
	2010	2009
	£	£
Allotted, called up and fully paid
5,000 ‘A’ ordinary shares of £0.01 each	50	50
5,000 ‘B’ ordinary shares of £0.01 each	50	50

	100	100

The ‘A’ ordinary shares and ‘B’ ordinary shares rank pari passu in all respects.
Constellation Brands, Inc. and Punch Taverns plc hold equal amounts of ordinary shares. They are entitled to one vote per share and to receive dividends. Upon liquidation or dissolution, they are entitled to receive all assets available for distribution to shareholders.
The ultimate parent undertakings (as described in note 27) have the right to subscribe for an additional 1 ordinary share each for a consideration of £5,000,000 within 65 days of 17 April 2010.

Notes (continued)
18 Share premium and reserves

			2009
	2009	2009	Profit
	Share	Acquisition	and loss
	premium	reserve	account
	£000	£000	£000
At beginning of year	30,007	29,993	2,940
Loss for the year	—	—	(27,256)
Transfer in relation to impairment losses	—	(29,552)	29,552

At 28 February 2009	30,007	441	5,236

			2010
	2010	2010	Profit
	Share	Acquisition	and loss
	premium	reserve	account
Unaudited	£000	£000	£000
At beginning of year	30,007	441	5,236
Profit for the year	—	—	5,070

At 28 February 2010	30,007	441	10,306

The transfer between reserves in the year ended 28 February 2009 relates to an impairment of goodwill which arose on acquisition as a result of the non-cash consideration from Hertford Cellars Limited, as described in note 22.

Notes (continued)
19 Commitments
Annual commitments under non-cancellable operating leases are as follows:

	Unaudited
	2010	Unaudited	2009	2009
	Land and	2010	Land and
	buildings	Other	buildings	Other
	£000	£000	£000	£000
Operating leases which expire:
Within one year	74	129	—	719
In the second to fifth years inclusive	952	2,368	775	2,396
Over five years	2,114	1	2,927	6

	3,140	2,498	3,702	3,121

20 Pension scheme
The Group operates a defined contribution scheme. The assets of the scheme are held separately from those of the Group, being invested with insurance companies. The pension cost charge represents contributions payable by the Group to the fund and amounted to £932,000 (2009: £872,000; 2008 unaudited: £705,000).
Matthew Clark Wholesale Limited and Forth Wines Limited also participate in the Constellation Europe Group Pension Plan which provides benefits based on final salary pensionable pay and is operated by Constellation Europe (Holdings) Limited (formerly Matthew Clark Limited) on behalf of Matthew Clark (Holdings) Limited for the benefit of its employees. Because the Group is unable to identify its share of the scheme assets and liabilities on a consistent and reasonable basis, and therefore as permitted by FRS 17 ‘Retirement benefits’ the scheme has been accounted for as if the scheme was a defined contribution scheme.
Contributions to the Constellation Europe Group Pension Plan are assessed in accordance with the advice of Punter Southall & Co., consulting actuaries. The plan was closed to future benefit accrual at 31 March 2003, although salary linkage will remain on accrued benefits. A defined contribution arrangement was opened to all active members of the plan and for new employees from 1 April 2003. The latest formal actuarial valuation of the scheme was carried out as at 31 December 2007.
Following the formation of the joint venture on 17 April 2007, the Joint Venture Agreement provided that the Company will procure that Matthew Clark Wholesale Limited and Forth Wines Limited shall pay £1,250,000 per annum for a period of 10 years to the Constellation Europe Group Pension Plan Trustees. The amount is fixed at a Group level regardless of what the pension trust might request. Should the Trustees request additional amounts, these shall be refunded to the Company by Hertford Cellars Limited (a subsidiary of Constellation Brands, Inc.). Should the Trustees request a payment less than £1,250,000 then the difference shall be treated as a distribution from Matthew Clark Wholesale Limited and Forth Wines Limited to the Company. The Group contribution for the year was £1,250,000 (2009: £1,250,000; 2008 unaudited: £1,250,000)) and was paid entirely by Matthew Clark Wholesale Limited on behalf of the Group.
The Group expects to contribute £1,250,000 under the above arrangements in the next financial year. This amount will be recorded against provisions for liabilities (see note 16).

Notes (continued)
21 Share-based payments
Long-term stock incentive plan
The long-term stock incentive plan is a performance share plan under which shares are conditionally allocated to selected members of management. Group employees have not been awarded any new options under the Constellation Brands, Inc. Long-Term Stock Incentive Plan during the year, although those who held options prior to the formation of the joint venture are still entitled to hold those options and exercise those options.
Once vested the options grant the right to purchase shares at the market price they were at the date of grant. Exercise prices range from $6.44 to $27.23. The options vest after four years and expire ten years after the grant date.
As a result of the joint venture and resultant acquisition of Matthew Clark Wholesale Limited and Forth Wines Limited, the vesting of all options under the long-term stock incentive plan was accelerated such that all options were fully vested at 16 April 2007.
The fair value of the options was calculated using the Black-Scholes model.
Unaudited

	Outstanding				Outstanding at
	at	Transferred	Exercised	Forfeited	29 February
	acquisition	during period*	during period	during period	2008
April 2000 Award (exercise price $6.4375)	17,338	—	—	—	17,338
April 2001 Award (exercise price $8.8713)	29,000	(3,200)	(8,800)	—	17,000
Sept 2001 Award (exercise price $10.2500)	22,500	(12,500)	(2,500)	—	7,500
April 2002 Award (exercise price $13.7125)	31,310	(2,400)	(2,300)	—	26,610
Sept 2002 Award (exercise price $11.9750)	2,000	—	—	—	2,000
April 2003 Award (exercise price $11.7950)	33,950	(7,000)	—	—	26,950
April 2004 Award (exercise price $16.6300)	95,300	(21,000)	(5,000)	—	69,300
June 2004 Award (exercise price $18.5500)	2,000	—	—	—	2,000
April 2005 Award (exercise price $27.2350)	146,400	(18,100)	—	(2,200)	126,100
April 2006 Award (exercise price $25.8800)	171,550	(28,750)	—	(3,900)	138,900
Oct 2006 Award (exercise price $29.0800)	12,500	(12,500)	—	—	—

	563,848	(105,450)	(18,600)	(6,100)	433,698

Weighted average exercise price	$21.02	$21.49	$9.94	$26.37	$21.20
Weighted average contractual life remaining					7 years

*	Options transferred with employees to other group companies during the year

Notes (continued)
21 Share-based payments (continued)

	Outstanding at	Exercised	Forfeited	Outstanding at
	29 February	during	during	28 February
	2008	year	year	2009
April 2000 Award (exercise price $6.4375)	17,338	(6,168)	(500)	10,670
April 2001 Award (exercise price $8.8713)	17,000	(6,400)	(600)	10,000
Sept 2001 Award (exercise price $10.2500)	7,500	—	—	7,500
April 2002 Award (exercise price $13.7125)	26,610	(2,400)	(2,400)	21,810
Sept 2002 Award (exercise price $11.9750)	2,000	—	—	2,000
April 2003 Award (exercise price $11.7950)	26,950	(7,100)	(1,100)	18,750
April 2004 Award (exercise price $16.6300)	69,300	—	(4,800)	64,500
June 2004 Award (exercise price $18.5500)	2,000	—	—	2,000
April 2005 Award (exercise price $27.2350)	126,100	—	(16,500)	109,600
April 2006 Award (exercise price $25.8800)	138,900	—	(16,000)	122,900

	433,698	(22,068)	(41,900)	369,730

Weighted average exercise price	$21.20	$9.66	$22.73	$21.78
Weighted average contractual life remaining				6 years

	Outstanding at	Exercised	Forfeited	Outstanding at
	28 February	during	during	28 February
Unaudited	2009	year	year	2010
April 2000 Award (exercise price $6.4375)	10,670	(2,668)	—	8,002
April 2001 Award (exercise price $8.8713)	10,000	(1,600)	—	8,400
Sept 2001 Award (exercise price $10.2500)	7,500	(7,500)	—	—
April 2002 Award (exercise price $13.7125)	21,810	—	—	21,810
Sept 2002 Award (exercise price $11.9750)	2,000	—	—	2,000
April 2003 Award (exercise price $11.7950)	18,750	(1,200)	—	17,550
April 2004 Award (exercise price $16.6300)	64,500	—	(1,200)	63,300
June 2004 Award (exercise price $18.5500)	2,000	—	—	2,000
April 2005 Award (exercise price $27.2350)	109,600	—	(11,700)	97,900
April 2006 Award (exercise price $25.8800)	122,900	—	(10,200)	112,700

	369,730	(12,968)	(23,100)	333,662

Weighted average exercise price	$21.78	$9.44	$26.09	$21.96
Weighted average contractual life remaining				5 years
Constellation Brands, Inc. received proceeds of $122,000 in respect of the 12,968 options exercised during the year.
The options were exercised throughout the year at prices between $6.44 and $11.79.

Notes (continued)
22 Acquisitions
The Company was established on 1 March 2007 and on 17 April 2007 the Company acquired all of the shares of Matthew Clark Wholesale Limited, Forth Wines Limited and The Wine Studio Limited. The resulting goodwill of £62,978,000 was capitalised and will be amortized over 20 years.

	Book	Other
	value	adjustments	Fair value
	£000	£000	£000
Fixed assets
Tangible	9,140	—	9,140

Current assets
Stock	26,178	—	26,178
Debtors	98,860	—	98,860
Deferred tax	313	2,456	2,769
Cash	3,086	—	3,086

Total assets	137,577	2,456	140,033

Liabilities
Creditors	(92,177)	—	(92,177)
Provisions	(1,162)	(8,771)	(9,933)

Total liabilities	(93,339)	(8,771)	(102,110)

Net assets	44,238	(6,315)	37,923

Goodwill			62,978

Purchase consideration and costs of acquisition			100,901

The fair value adjustments are in relation to the pension commitments made by the Group in respect of the Matthew Clark Pension Plan which is a funded defined benefit pension scheme operated by Constellation Europe (Holdings) Limited (formerly Matthew Clark Limited) on behalf of Matthew Clark (Holdings) Limited and for the benefit of its employees as described in note 20. The total liability of £12,500,000 for the 10 year period has been discounted to £8,771,000. A deferred tax asset in respect of this provision has been recognised at 28%.
The purchase consideration of £100,901,000 comprises cash consideration of £70,538,000 and acquisition costs of £370,000. The remaining fair value of consideration of £29,993,000 represents the fair value of shares issued to the vendor, Hertford Cellars Limited, on the acquisition of Matthew Clark Wholesale Limited, Forth Wines Limited and The Wine Studio Limited by the Company. This amount has been included on consolidation as an acquisition reserve.
The acquired undertakings made profits of £1,273,000 from the beginning of its financial year to the date of acquisition. In the previous financial year the profits were £14,871,000.
The Directors have reviewed the book values of the assets and liabilities acquired and believe there is no material difference between the book and fair value of these assets and liabilities except as noted above.

Notes (continued)
23 Reconciliation of operating profit/(loss) to operating cash flows

	Unaudited		Unaudited
	2010	2009	2008
	£000	£000	£000
Operating profit/(loss)	10,271	(20,951)	9,861
Depreciation, amortisation and other amounts written off fixed assets	3,009	34,120	4,012
Decrease/(increase) in stocks	3,804	(1,605)	(5,678)
Decrease/(increase) in debtors	6,461	(1,995)	22,901
(Decrease)/increase in creditors	(2,967)	9,100	(26,790)
Decrease in provisions for liabilities	(1,287)	(1,382)	(718)

Net cash inflow from operating activities	19,291	17,287	3,588

24 Analysis of cash flows

	Unaudited	Unaudited			Unaudited	Unaudited
	2010	2010	2009	2009	2008	2008
	£000	£000	£000	£000	£000	£000
Returns on investments and servicing of finance
Interest paid		(1,844)		(3,158)		(3,113)

Capital expenditure and financial investment
Purchase of tangible fixed assets		(824)		(1,295)		(890)

Acquisitions and disposals
Purchase of subsidiary undertakings	—		—		(70,908)
Net cash acquired	—		—		3,086

		—		—		(67,822)

Financing
Issue of ordinary share capital	—		—		30,007
Debt due within one year:
(Decrease) / increase in short-term borrowing	(11,173)		(2,702)		18,259
Repayment of secured loan	(5,000)		(5,000)		(1,500)
Debt due after more than one year:
New secured loan repayable in instalments over a 5 year period	—		—		25,000

		(16,173)		(7,702)		71,766

Notes (continued)
25 Analysis of net debt

	Unaudited
	At beginning			At end of
	of year		Non-cash	year
	2009	Cash flow	movement	2009
	£000	£000	£000	£000
Cash at bank and in hand	2,442	2,787	—	5,229

Debt due after one year	(22,672)	5,000	(197)	(17,869)
Debt due within one year	(19,086)	2,702	—	(16,384)

Total	(39,316)	10,489	(197)	(29,024)

				Unaudited
	At beginning		Unaudited	At end of
	of year	Unaudited	Non-cash	year
	2010	Cash flow	movement	2010
	£000	£000	£000	£000
Cash at bank and in hand	5,229	(2,285)	—	2,944

Debt due after one year	(17,869)	5,000	5,299	(7,570)
Debt due within one year	(16,384)	11,173	(5,498)	(10,709)

Total	(29,024)	13,888	(199)	(15,335)

Notes (continued)
26 Related party disclosures
During the year the Group entered into transactions with companies in the groups headed by Constellation Brands, Inc. and Punch Taverns plc.
a) Transactions with the Constellation Brands, Inc. group
•	The Group purchased goods of £191,255,000 (2009: £186,658,000; 2008 unaudited: £164,363,000) and services of £4,797,000 (2009: £4,041,000; 2008 unaudited: £3,289,000) from Constellation Brands, Inc. group;

•	The Group made sales of £Nil (2009: £Nil; 2008 unaudited: £Nil) to Constellation Brands, Inc. group;

•	The balance owing to Constellation Brands, Inc. group at 28 February 2010 was £16,793,000 (2009: £10,746,000; 2008 unaudited: £13,734,000); and

•	The balance owed by Constellation Brands, Inc. group at 28 February 2010 was £1,321,000 (2009: £Nil; 2008 unaudited: £Nil).
b) Transactions with the Punch Taverns plc group
•	The Group purchased goods of £Nil (2009: £Nil; 2008 unaudited: £Nil) and services of £Nil (2009: £Nil; 2008 unaudited: £Nil) from Punch Taverns plc group;

•	The Group made sales of £19,258,000 (2009: £11,263,000; 2008 unaudited: £15,825,000) to Punch Taverns plc group; and

•	The balance owed by the Punch Taverns plc group at 28 February 2010 was £1,008,000 (2009: £2,909,000; 2008 unaudited: £563,000).
27 Controlling parties
The Group is ultimately jointly owned by Constellation Brands, Inc., a company incorporated in the United States of America, and Punch Taverns plc, a company incorporated in England and Wales.

Notes (continued)

28	Summary of significant differences between generally accepted accounting practice followed in the United Kingdom (UK GAAP) and generally accepted accounting principles in the United States of America (US GAAP)
The following reconciles profit or loss for the financial year and shareholders’ funds under UK GAAP as reported in the financial statements to the net income/(loss) and shareholders’ equity determined under US GAAP, giving effect to the adjustments for the differences listed below. A reconciliation to the amounts determined under US GAAP as of 29 February 2008, 28 February 2009 and 28 February 2010 were as follows:

		Unaudited		Unaudited
		2010	2009	2008
	Ref	£000	£000	£000
Profit/(loss) for the financial year in accordance with UK GAAP		5,070	(27,256)	2,940

Adjustments to conform with US GAAP:

Goodwill amortisation	b	1,514	3,149	2,886

Goodwill impairment	b	—	(11,283)	—

Deferred taxation:

On derivative financial instruments	e	—	—	—

Other	e	(19)	71	131

Net income/ (loss) in accordance with US GAAP		6,565	(35,319)	5,957

		Unaudited		Unaudited
		2010	2009	2008
	Ref	£000	£000	£000
Shareholders’ funds in accordance with UK GAAP		40,754	35,684	62,940

Adjustments to conform with US GAAP:

Cumulative effect of prior year US GAAP adjustments		(779)	7,743	—

Additional goodwill recognised	a	—	—	5,248

Goodwill amortisation	b	1,514	3,149	2,886

Goodwill impairment	b	—	(11,283)	—

Derivative financial instruments	d	504	(638)	(725)

Deferred taxation:

On derivative financial instruments	e	(141)	179	203

Other	e	(19)	71	131

Shareholders’ equity in accordance with US GAAP		41,833	34,905	70,683

Notes (continued)

28	Summary of significant differences between generally accepted accounting practice followed in the United Kingdom (UK GAAP) and generally accepted accounting principles in the United States of America (US GAAP) (continued)
A description of accounting differences between UK GAAP and US GAAP, that are material to the Group, is set out below:
a) Accounting for the acquisition of the Matthew Clark (Holdings) Group
For UK GAAP, the formation of a joint venture through the acquisition of Matthew Clark Wholesale Limited, Forth Wines Limited and The Wine Studio Limited, was accounted for under acquisition accounting. Consequently, and as detailed in note 22, goodwill totalling £62,978,000 was recognised on acquisition, on 17 April 2007. However, only one book value to fair value adjustment was identified at the transaction date, relating to a pension liability owed to Constellation Europe (Holdings) Limited, as discussed in section c. below. No further adjustments have been made to fair value, at the transaction date, of either the consideration paid or the net assets acquired.
Under US GAAP, the acquisition did not meet the criteria for a business combination under FASB ASC Topic 805, Business Combinations. The transaction is instead accounted for as a joint venture arrangement. This would ordinarily result in the contributed assets being accounting for at fair value (see note 22). However, in the case of the Matthew Clark (Holdings) Limited group, the required accounting instead reflects a carry-over basis using the values ascribed by Constellation Brands, Inc.
The carry-over basis is required because the transaction does not meet the conditions for applying fair value accounting. Specifically, the contribution made by Punch Taverns (PGE) Limited was equal to the fair value of the non-cash assets contributed by Hertford Cellars Limited, less the cash received by Hertford Cellars Limited. The investment was not therefore equal to the value of the non-cash assets contributed. Furthermore, the cash investment did not remain in the joint venture for use in transactions with parties other than the venturers, but rather formed part of the cash received by Hertford Cellars Limited.
At the formation of the joint venture, net assets under UK GAAP and US GAAP differ. As detailed in note 22, under UK GAAP the purchase consideration is calculated as the cash consideration plus acquisition costs and the fair value of shares issued to the vendor. Under US GAAP, a carry-over basis is used, as described above. As a result of this difference, upon formation of the joint venture net assets were £5,248,000 higher under US GAAP than under UK GAAP due to contributed goodwill. The pension liability was already reflected in the carry-over value of the assets and liabilities transferred.
b) Brands, goodwill and other intangibles
All intangible assets acquired, under both UK GAAP and US GAAP, are capitalised in the balance sheet. The Group did not however, at the date of acquisition, hold any significant owned brands or intangible assets other than goodwill which fulfilled the required recognition criteria. Only goodwill on acquisition is therefore included in the Group’s consolidated balance sheet for both UK GAAP and US GAAP.
Under UK GAAP, a useful economic life of 20 years has been determined, over which amortisation is applied on a straight-line basis. Amortisation of £1,514,000 was recognised in 2010 (2009: £3,149,000; 2008 unaudited: £2,886,000). Under US GAAP, the goodwill is determined to have an indefinite useful life, and is therefore subject to an annual impairment review in lieu of amortisation.
In accordance with FASB ASC Topic 350, Intangibles – Goodwill and Other, the Group reviews its goodwill for impairment. This review takes place on a continual basis, with any resulting impairment loss being recognised annually, or sooner, if events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Group uses 31 December as its annual impairment test measurement date.

Notes (continued)

28	Summary of significant differences between generally accepted accounting practice followed in the United Kingdom (UK GAAP) and generally accepted accounting principles in the United States of America (US GAAP) (continued)
b) Brands, goodwill and other intangibles (continued)
The goodwill impairment test is a two step test. Under the first step, the fair value of the reporting unit is compared with its carrying value (including goodwill). If the fair value of the reporting unit is less than its carrying value, an indication of goodwill impairment exists for the reporting unit and the enterprise must perform step two of the impairment test (measurement). Under step two, an impairment loss is recognised for any excess of the carrying amount of the reporting unit’s goodwill over the implied fair value of that goodwill. The implied fair value of goodwill is determined by allocating the fair value of the reporting unit in a manner similar to a purchase price allocation. The residual fair value after this allocation is the implied fair value of the reporting unit goodwill. The fair value of the reporting unit is determined using a discounted cashflow analysis. If the fair value of the reporting unit exceeds its carrying value, step two does not need to be performed.
In the fourth accounting quarter of the year ended 28 February 2009, and pursuant to the Group’s accounting policy, the Group performed its annual goodwill impairment analysis. As a result, the Group concluded that the carrying amounts of goodwill assigned to the underlying investments exceeded their implied fair values and recorded an impairment loss.
In the year ended 28 February 2009 the impairment booked under UK GAAP was £29,552,000 and under US GAAP the impairment booked was £40,835,000. The difference between the two charges was £11,283,000 which is the sum of the annual amortisation charges booked under UK GAAP and the write off of the additional net assets of £5,248,000 as noted in note 28a.
In determining the implied fair value of the goodwill, the Group considered estimates of future operating results and cash flows, discounted using estimated discount rates. The decline in the implied fair value of the goodwill and resulting impairment losses were primarily driven by updated long-term financial forecasts, which showed lower estimated future operating results due to changes in market conditions. This reflected significant market deterioration during the fourth quarter of the year ended 28 February 2009, and did not result from any other triggering events during the year.
The Group has followed the impairment test methodology above for the year ended 28 February 2010 and no instances of impairment were noted in the Group’s goodwill. No instances of impairment were noted on the Group’s goodwill for the year ended 28 February 2008.
c) Pensions and other post-employment benefits
As detailed in note 20, the Group is committed to pay £1,250,000 per annum to the Matthew Clark Group Pension Plan for a 10 year period. This results from a group arrangement with Constellation Europe (Holdings) Limited, who bear the risk of remaining funding requirements of the plan. The £1,250,000 annual group commitment, being fixed by amount and timescale, is on a net indemnified basis and does not fundamentally represent a pension plan liability. On a consolidated basis under UK GAAP, the liability is recognised as a provision on a discounted basis since there is a specific obligation from the Group arising from the agreement between the Group and the joint venture parties. Under US GAAP, as a result of the agreement between the parties a liability equivalent to the discounted value of the commitment is transferred to the Group. Accordingly, no GAAP difference arises. Constellation Brands, Inc. retains the gross funding liability.

Notes (continued)

28	Summary of significant differences between generally accepted accounting practice followed in the United Kingdom (UK GAAP) and generally accepted accounting principles in the United States of America (US GAAP) (continued)
d) Derivative financial instruments
The following table presents the fair value hierarchy for the Group’s financial assets and liabilities measured at fair value on a recurring basis.

		Significant
		other	Significant
	Quoted prices in	observable	unobservable
	active markets	inputs	inputs
	(Level 1)	(Level 2)	(Level 3)	Total
28 February 2009	£000	£000	£000	£000
Recurring Fair Value Measures
Liabilities:
Interest rate swap contracts	—	1,363	—	1,363

		Significant
		other	Significant
	Quoted prices in	observable	unobservable
	active markets	inputs	inputs
Unaudited	(Level 1)	(Level 2)	(Level 3)	Total
28 February 2010	£000	£000	£000	£000
Recurring Fair Value Measures
Liabilities:
Interest rate swap contracts	—	859	—	859

In the period since 17 April 2007, the group has used derivative financial instruments for financial risk management purposes. Under UK GAAP for non public companies, changes in the fair value of interest rate derivatives are not recognised until realised. Under US GAAP, all derivatives are carried at fair value at the balance sheet date. These derivatives qualify for and are designated as cash flow hedges under US GAAP, and accordingly gains and losses are recognised in a cash flow hedging reserve. This treatment reduces the effect on the profit and loss account from gains and losses arising from changes in their fair values. Gains and losses arising from changes in fair value which do not qualify for US GAAP hedge accounting treatment are taken to the profit and loss account.

Notes (continued)

28	Summary of significant differences between generally accepted accounting practice followed in the United Kingdom (UK GAAP) and generally accepted accounting principles in the United States of America (US GAAP) (continued)
e) Taxation
UK GAAP requires that any deferred tax assets to be recognised on share-based payments are reviewed and recognised based on the estimated future tax deduction, taking into account conditions, including the share price, existing at the balance sheet date. For equity classified awards, any shortfall between the FRS 20 “Share-based payment” expense and the estimated future tax deduction is taken to the profit and loss account. US GAAP does not however permit the revaluation of deferred tax assets on equity classified share-based payments. The resulting difference in deferred tax arising is £19,000 (2009: £71,000; 2008 unaudited: £131,000).
The difference in deferred tax on the adjustments is £141,000 (2009: £179,000; 2008 unaudited: £203,000). This relates entirely to the difference in accounting treatment of derivative financial instruments, as described in note 28d.
f) Statement of cashflows
The objectives and principles of statements of cash flows presented under US GAAP are similar to those used in preparing the Group’s combined statement of cash flows for UK GAAP under FRS 1 (revised 1996); however under US GAAP, FASB ASC Topic 230, Statement of Cash Flows, requires only three categories of cash flows to be shown. In addition, FRS 1 includes overdrafts as cash and cash equivalents in arriving at a net cash balance and requires reconciliation of net debt movements.
For US GAAP, cash flows arising from taxation and returns on investments and servicing of finance under FRS 1 would be included as operating activities. Also, under FASB ASC Topic 230, Statement of Cash Flows, capital expenditure and financial investment would be included as an investing activity, and equity dividends paid would be classified as a financing activity. The table below presents the summary of the Group’s cash flows presented in accordance with the classifications used under US GAAP:

	Unaudited		Unaudited
	2010	2009	2008
	£000	£000	£000
Cash flow from operating activities	14,712	11,784	(612)
Cash flow from investing activities	(824)	(1,295)	(68,712)
Cash flow from financing activities	(16,173)	(7,702)	71,766

(Decrease)/ increase in cash	(2,285)	2,787	2,442
Cash at beginning of year	5,229	2,442	—

Cash at end of year	2,944	5,229	2,442

The above cash flow includes outflows in respect of the following items:

Interest	(1,844)	(3,158)	(3,113)

Taxation	(2,735)	(2,345)	(1,087)

In 2008, cash flow from investing activities includes cash of £70,908,000 paid out on the formation of the joint venture under which the assets and liabilities of Matthew Clark Wholesale Limited, Forth Wines Limited and The Wine Studio Limited were transferred into the Group. In addition to cash, non-cash assets of £35,241,000 were exchanged as part of the formation.

Notes (continued)

28	Summary of significant differences between generally accepted accounting practice followed in the United Kingdom (UK GAAP) and generally accepted accounting principles in the United States of America (US GAAP) (continued)
g) Stocks/Inventories
Under UK GAAP inventories are measured at the lower of cost and net realisable value. In contrast under US GAAP inventories are recorded at the lower of cost and market. Where market value is less than cost, under US GAAP a normalised selling margin is factored into the write-down made which is in contrast to UK GAAP. For the Group there is no significant difference between these methods.
h) Recently adopted accounting guidance
Effective September 1, 2009, the Group adopted the FASB guidance for generally accepted accounting principles, the FASB Accounting Standards Codification. This guidance identifies the sources of authoritative accounting principles and the framework for selecting the principles used in the preparation of financial statements that are presented in conformity with generally accepted accounting principles in the U.S. Pursuant to the provisions of this guidance, the Group has updated references to generally accepted accounting principles. The adoption of this guidance did not have a material impact on the Group’s consolidated financial statements.
i) Accounting guidance not yet adopted
In June 2009, the FASB issued amended guidance for consolidation, which, among other things:
(i)	requires an entity to perform an analysis to determine whether an entity’s variable interest or interests give it a controlling financial interest in a variable interest entity;

(ii)	requires ongoing reassessments of whether an entity is the primary beneficiary of a variable interest entity and eliminates the quantitative approach previously required for determining the primary beneficiary of a variable interest entity;

(iii)	amends previously issued guidance for determining whether an entity is a variable interest entity; and

(iv)	requires enhanced disclosure that will provide users of financial statements with more transparent information about an entity’s involvement in a variable interest entity. In December 2009, the FASB issued additional guidance on assessing whether a variable interest entity should be consolidated. This guidance identifies the determination of whether a reporting entity should consolidate another entity is to be based upon, among other things:
•	the other entity’s purpose and design; and

•	the reporting entity’s ability to direct the activities of the other entity that most significantly impact the other entity’s economic performance. This guidance also requires additional disclosures about an entity’s involvement with a variable interest entity, including significant changes in risk exposure due to an entity’s involvement with a variable interest entity and how the involvement with the variable interest entity affects the financial statements of the reporting entity. The Group is required to adopt the combined guidance for its annual and interim periods beginning March 1, 2010.
The adoption of the combined guidance on March 1, 2010, did not have a material impact on the Group’s consolidated financial statements.

28	Summary of significant differences between generally accepted accounting practice followed in the United Kingdom (UK GAAP) and generally accepted accounting principles in the United States of America (US GAAP) (continued)
i) Accounting guidance not yet adopted (continued)
In January 2010, the FASB issued amended guidance for fair value measurements and disclosures. This guidance requires an entity to:
(i)	disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and the reasons for the transfers; and

(ii)	present separately information about purchases, sales, issuances, and settlements on a gross basis in the reconciliation for fair value measurements using significant unobservable inputs (Level 3). This guidance also clarifies existing disclosures requiring an entity to provide fair value measurement disclosures for each class of assets and liabilities and, for Level 2 or Level 3 fair value measurements, disclosures about the valuation techniques and inputs used to measure fair value for both recurring and nonrecurring fair value measurements. The Group is required to adopt the additional disclosure requirements and clarifications of existing disclosures of this guidance for periods beginning March 1, 2010, except for the disclosures about purchases, sales, issuances, and settlements in the reconciliation for fair value measurements using significant unobservable inputs (Level 3). The Group is required to adopt those disclosures for periods beginning March 1, 2011. The adoption of the applicable provisions of this guidance on March 1, 2010, did not have a material impact on the Group’s consolidated financial statements. The Group does not expect the adoption of the remaining provision of this guidance to have a material impact on its consolidated financial statements.

Notes (continued)
28	Summary of significant differences between generally accepted accounting practice followed in the United Kingdom (UK GAAP) and generally accepted accounting principles in the United States of America (US GAAP) (continued)
j) Leases
The accounting for lease rentals under US GAAP is determined by reference to four criteria:
•	Whether the present value of the minimum lease payments exceeds 90% of the fair value of the asset being leased.

•	Whether the lease term is equal to or greater than 75% of the estimated economic life of the asset being leased.

•	Whether the lease contains a bargain purchase option.

•	Whether the lease transfers ownership to the lessee at the end of the lease.
If any of these four criteria are met the lease is considered a capital lease under US GAAP.
The Group does not have any capital leases at 28 February 2010.
For the Group there is no significant difference between UK GAAP and US GAAP.
k) Statement of comprehensive income

	Unaudited				Unaudited
	2010	2010	2009	2009	2008	2008
	£000	£000	£000	£000	£000	£000
Net income/(loss)		6,565		(35,319)		5,957
Other comprehensive income/(loss), net of tax:
Unrealised gain/(loss) on securities	363		(459)		(522)

Other comprehensive income/(loss)		363		(459)		(522)

Comprehensive income/(loss)		6,928		(35,778)		5,435

Notes (continued)
29	Summary of other significant disclosure differences between generally accepted accounting practice followed in the United Kingdom (UK GAAP) and generally accepted accounting principles in the United States of America (US GAAP)
Disclosures not included within notes 1 to 28, but which are required under US GAAP, are set out below:
a) Significant risks and uncertainties including business and credit concentration
The Group takes a moderate approach to risk, taking appropriate mitigation over legal, regulatory and financial exposures. It uses a consistent documented approach in its treatment of financial risk and debtor exposure.
There are well documented uncertainties over both the economic outlook and the impact of any downturn on consumer spend. The Group has seen declines in many of its key markets over the course of the last year. Regular management review and strategic exercises seek to identify those areas of risk and uncertainty that need to be addressed and put in place appropriate actions to mitigate them.
The trends of the prior year continued especially in the first half of the year ended 28 February 2010. The Group took concerted steps to control costs, seek profitable growth and control working capital and cashflow. The overall aim was to stabilise profits to ensure the business was well placed to take advantage of opportunities in the market.
Gross profit growth of 3.8% was offset by increases in distribution and selling expenses as the business invested in future growth and took charges for restructuring.
Cash flows were exceptionally strong as the Group repaid £15m of debt over the year, driven out of profits and tight working capital management.
The market remains depressed and there is a cautious outlook across the trade. There remain opportunities for quality operators and outlets and accordingly the Group is being selective as to the business that it pursues.
The business is investing heavily in sales and marketing capability to increase the service levels to the trade and provide clear consumer intelligence to customers. Selective investment in infrastructure and IT capability is being targeted to improve returns and efficiencies.
The Group has no customer concentrations in excess of 10%.
Worldwide and domestic economic trends and financial market conditions could adversely impact financial performance.
Trends experienced in the prior year have impacted upon results despite the fact that there have been signs of recovery in the second half of the year ended 28 February 2010. Although there are signs that economic recovery is underway we are still faced with a challenging economic environment as the adverse conditions experienced by worldwide and domestic economies in the prior year still remain. We continue to be subject to risks associated with these adverse conditions, including economic slowdown and the disruption, volatility and tightening of credit markets.
The current economic situation could adversely impact our major suppliers, distributors and retailers. The inability of suppliers, distributors or retailers to conduct business or to access liquidity could impact our ability to distribute our products. We have a committed credit facility available to us. While to date we have not experienced problems with accessing this facility, to the extent that the financial institutions that participate in this facility were to default on its obligation to fund, those funds would not be available to us.
Indications are that recovery is underway although uncertainty still exists with regards to the size and nature of any prolonged recovery. There can be no assurance that market conditions will improve significantly in the near future. The downturn experienced in the prior year impacted consumer spend with the industry experiencing a decline in both the number of outlets and also the number of customer visits. Current market conditions could affect consumer spending patterns and purchases of our products, and create or exacerbate credit issues, cash flow issues and other financial hardships for us and for our suppliers, distributors, retailers and consumers. Current market conditions could have a material adverse impact on our business, liquidity, financial condition and results of operations. The Group is unable to predict the size and nature of any economic recovery and it is therefore not possible to predict the duration and severity of any adverse conditions in its major markets.

Notes (continued)
29	Summary of other significant disclosure differences between generally accepted accounting practice followed in the United Kingdom (UK GAAP) and generally accepted accounting principles in the United States of America (US GAAP) (continued)
a) Significant risks and uncertainties including business and credit concentration (continued)

Indebtedness could have a material adverse effect on financial health.
The Group has incurred substantial indebtedness to finance the formation of the joint venture from a US GAAP perspective. The Group’s ability to satisfy its debt obligations outstanding from time to time will depend upon its future operating performance. The Group does not have complete control over its future operating performance because it is subject to prevailing economic conditions, levels of interest rates and financial, business and other factors. The Group cannot be sure that the business will generate sufficient cash flow from operations to meet all of its debt service requirements and to fund its capital expenditure requirements.
The Group’s current and future debt service obligations and covenants could have important consequences for the business. These consequences include, or may include, the following:
•	The Group’s ability to obtain financing for future working capital needs or acquisitions or other purposes may be limited;

•	The Group’s funds available for operations, expansion or distributions will be reduced because it will dedicate a significant portion of its cash flow from operations to the payment of principal and interest on its indebtedness;

•	The Group’s ability to conduct our business could be limited by restrictive covenants; and

•	The Group’s vulnerability to adverse economic conditions may be greater than less leveraged competitors and, thus, its ability to withstand competitive pressures may be limited.
The Group’s credit facility contains restrictive covenants and provisions. These covenants and provisions affect the Group’s ability to engage in changes of control and engage in certain other fundamental changes. The Group’s senior credit facility also contains restrictions its ability to make acquisitions and certain financial ratio tests, including a debt coverage ratio and an interest coverage ratio. These restrictions could limit the Group’s ability to conduct business. If the Group fails to comply with the obligations contained in the credit facility, the Group could be in default under such agreements, which could require the Group to immediately repay the related debt and also debt under other agreements that may contain cross-acceleration or cross-guarantees.
b) Cash and cash equivalents
The Group considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Notes (continued)
29	Summary of other significant disclosure differences between generally accepted accounting practice followed in the United Kingdom (UK GAAP) and generally accepted accounting principles in the United States of America (US GAAP) (continued)
c) Leases
Annual commitments under non-cancellable operating leases are as follows:

	Unaudited
	2010	Unaudited	2009
	Land and	2010	Land and	2009
	buildings	Other	buildings	Other
	£000	£000	£000	£000
Operating leases which expire:
Payable not later than 1 year	3,126	2,416	2,718	2,885
Payable later than 1 year but not later than 5 years	9,803	4,582	8,740	6,536
Payable later than 5 years	17,179	—	15,808	18

	30,108	6,998	27,266	9,439

d) Long-lived assets
In accordance with the FASB guidance for property, plant and equipment, the Group reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted cash flows, an impairment loss is recognized to the extent that the carrying value of the asset exceeds its fair value. Assets held for sale are reported at the lower of the carrying amount or fair value less costs to sell and are no longer depreciated. Fair value is determined through various valuation techniques including discounted cash flow models, quoted market values and third-party independent appraisals, as considered necessary.
There were no events or changes in circumstances that indicated that the carrying amount of long-lived assets were not recoverable for the years ended 28 February 2010 and 28 February 2009.
e) Fair value measurements
The Group adopted the provisions of FASB ASC Topic 820, Fair Value Measurements and Disclosures, for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements on a recurring basis. FASB ASC Topic 820, Fair Value Measurements and Disclosures, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. FASB ASC Topic 820, Fair Value Measurements and Disclosures, also establishes a framework for measuring fair value and expands disclosures about fair value measurements. See note 28d.
The Group adopted the provisions of FASB ASC Topic 820, Fair Value Measurements and Disclosures, for fair value measurements of nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. The adoption of this guidance did not have a material impact on the consolidated financial statements.

Notes (continued)
29	Summary of other significant disclosure differences between generally accepted accounting practice followed in the United Kingdom (UK GAAP) and generally accepted accounting principles in the United States of America (US GAAP) (continued)
f) Taxation
The differences between the total tax on profit/(loss) on ordinary activities shown above and the amount calculated by applying the standard rate of UK corporation tax to the profit/(loss) before taxation, is as follows:

	Unaudited		Unaudited
	2010	2009	2008
	£000	£000	£000
Total tax reconciliation
Profit/(loss) on ordinary activities before taxation	9,391	(32,845)	9,065

Current tax at the standard rate of corporation tax in the UK 28% (2009: 28.17%; 2008 unaudited: 30%)	2,629	(9,252)	2,720
Effects of:
Expenses not deductible for tax purposes	212	11,830	280
Capital allowances in excess of depreciation	(34)	(33)	222
Origination and reversal of timing differences	19	(71)	(131)
Adjustments in respect of prior years	—	—	17

	2,826	2,474	3,108

All profit/(loss) before taxation was derived from continuing operations in the UK.
There is no unrecognised deferred tax in either period.

Notes (continued)
29	Summary of other significant disclosure differences between generally accepted accounting practice followed in the United Kingdom (UK GAAP) and generally accepted accounting principles in the United States of America (US GAAP) (continued)
f) Taxation (continued)
The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at 28 February 2010 and 28 February 2009 are presented below:

	Unaudited
	2010	2009
	£000	£000
Deferred tax assets

Unrealised loss on derivatives	241	382
Employee benefits	2,259	2,469

Total gross deferred tax assets	2,500	2,851
Less valuation allowance	—	—

Net deferred tax assets	2,500	2,851

Deferred tax liabilities
Plant and equipment, principally due to differences in depreciation	(433)	(396)

Total gross deferred tax liabilities	(433)	(396)

Net deferred tax assets	2,067	2,455

The split of deferred tax assets between current and long-term at 28 February 2010 and 28 February 2009 are presented below:

	Unaudited
	2010	2009
	£000	£000
Current	247	270
Long-term	1,820	2,185

Net deferred tax assets	2,067	2,455

The total tax reconciliation and the deferred tax assets breakdown in note 29f for the years ended 28 February 2009 and 29 February 2008 have been adjusted to reflect the correction of immaterial errors in the disclosures.